Exhibit 99.1

CrossAmerica Partners LP Reports Second Quarter 2018 Results

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Reported Second Quarter 2018 Operating Loss of $1.6 million and a Net Loss of $6.9 million, driven by a $7.6 million impairment charge related to the Partnership’s FTC-required divestiture of nine Upper Midwest sites in connection with Circle K’s acquisition of Holiday and a $6.0 million loss on lease terminations.

o

Regarding the divestiture, Circle K has agreed to compensate CrossAmerica for an amount to be determined representing the difference between the value for the sites and the proceeds of the sale to FTC approved third-party buyers.

o

The lease terminations are primarily related to CrossAmerica’s decision to recapture 43 sites from a master lease agreement in Florida in anticipation of transitioning those sites to Applegreen, a third party multi-site operator and developer.

-	Generated Second Quarter 2018 Adjusted EBITDA of $28.2 million and Distributable Cash Flow of $20.0 million, respectively.
-	Distribution Coverage for the Second Quarter 2018 was 1.11 times compared to 0.78 times for the First Quarter 2018 and 1.01 times for the Second Quarter 2017.
-	Reported Second Quarter 2018 Gross Profit for the Wholesale Segment of $33.5 million or a 6% increase when compared to the Second Quarter 2017.
-	Generated Second Quarter 2018 Gross Profit for the Retail Segment of $10.6 million or a 5% increase when compared to the Second Quarter 2017.
-	The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Second Quarter 2018.

Allentown, PA August 6, 2018 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the second quarter ended June 30, 2018.

“For the second quarter, both our wholesale and retail segments performed well with a nearly 6% year-over-year increase in gross profit,” said Gerardo Valencia, CEO and President of CrossAmerica. “We were able to grow Adjusted EBITDA 2% to $28.2 million compared to $27.8 million in the second quarter of 2017 and improved our distribution coverage ratio from 1.01 times for the second quarter 2017 to 1.11 times for the second quarter 2018 despite our decision announced in May to pay some of our overhead expenses with cash instead of equity.” Valencia went on to say, “During the second quarter, we continued to see improvement in our overall operations, including the performance of the Jet-Pep assets in Alabama. We agreed to terms with Applegreen, a leading retail operator and developer, to operate and develop 43 of CrossAmerica’s properties in Florida. This improvement along with a continued focus on cost reductions with our General Partner places us in a great position for future growth.”

Second Quarter Results

Consolidated Results

For the second quarter 2018, the Partnership reported an Operating loss of $1.6 million compared to Operating income of $2.7 million achieved in the second quarter 2017, driven by a $7.6 million impairment charge related to the Partnership’s FTC-required divestiture of nine Upper Midwest sites in connection with Circle K’s acquisition of Holiday and a $6.0 million loss on lease terminations, primarily related to CrossAmerica’s recapture of sites from a master lease agreement in Florida in anticipation of transitioning those sites to Applegreen, a third party multi-site operator and developer. EBITDA was $20.3 million for the three month period ended June 30, 2018 compared to $16.1 million for the same period in 2017, representing a 26% increase. Adjusted EBITDA was $28.2 million for the second quarter 2018 compared to $27.8 million for the same period in 2017, representing an increase of 2%. The increase in EBITDA and Adjusted EBITDA was due to an increase in gross profits in both the wholesale and retail segments and a reduction in general and administrative expenses (Non-GAAP measures, including EBITDA, as described are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release).

Wholesale Segment

During the second quarter 2018, CrossAmerica’s wholesale segment generated $33.5 million in gross profit compared to $31.6 million in gross profit for the second quarter 2017, representing a 6% increase. The Partnership distributed, on a wholesale basis, 272.4 million gallons of motor fuel at an average wholesale gross profit of $0.066 per gallon, resulting in motor fuel gross profit of $17.9 million. For the three month period ended June 30, 2017, CrossAmerica distributed, on a wholesale basis, 266.5 million gallons of fuel at an average wholesale gross profit of $0.056 per gallon, resulting in motor fuel gross profit of $14.9 million. The 20% increase in motor fuel gross profit was primarily due to a 2% increase in volume driven primarily by the November 2017 Jet-Pep Assets acquisition. In addition, the Partnership realized an 18% higher margin per gallon primarily due to higher dealer-tank wagon (DTW) margins and increased payment discounts and incentives due to the increase in motor fuel prices as a result of the increase in crude oil prices.

The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The average daily spot price of West Texas Intermediate crude oil increased approximately 42% to $68.07 per barrel during the second quarter 2018 as compared to $48.10 per barrel during the same period in 2017.

CrossAmerica’s gross profit from rent and other for the wholesale segment, which primarily consists of rental income, was $15.5 million for the second quarter 2018 compared to $16.7 million for the second quarter 2017, representing a decrease of 7%. This was primarily as a result of a reduction in rental income from DMS at the Partnership’s sites in Florida and as a result of the September 2017 divestiture of 29 sites.

Operating expenses decreased $0.7 million primarily as a result of lower real estate taxes, maintenance and environmental costs.

Adjusted EBITDA for the wholesale segment was $30.2 million for the second quarter 2018 compared to $27.7 million for the same period in 2017. As discussed above, the year-over-year increase was primarily driven by an increase in motor fuel gross profit and a decline in operating expenses, which was offset slightly by a decrease in rent and other (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Retail Segment

For the second quarter 2018, the Partnership sold 54.1 million gallons of motor fuel at an average retail motor fuel gross profit of $0.047 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $2.5 million. For the same period in 2017, CrossAmerica sold 40.6 million gallons in its retail segment at an average gross profit of $0.051 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $2.1 million. The 22% increase in motor fuel gross profit is attributable due to an increase in the average number of retail sites during the second quarter 2018 due to the acquisition of the Jet-Pep sites. The Partnership realized a slightly lower margin per gallon after incorporating a large number of commission agent sites in 2018 as compared to 2017, which have lower margins than the rest of the Retail business.

During the quarter, the Partnership generated $6.4 million in gross profit from merchandise and services versus $6.8 million for the same period in 2017. Gross profit from rent and other for the retail segment was $1.6 million for the second quarter 2018 compared to $1.2 million for the same period in 2017, reflecting an increase of 37%. Adjusted EBITDA for the retail segment was $1.9 million for the second quarter 2018 compared to $1.5 million for the second quarter 2017.

The increase in gross profit and Adjusted EBITDA were primarily due to an increase in motor fuel and rent and other gross profit, partially offset by a decrease in merchandise and service gross profit (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $20.0 million for the three month period ended June 30, 2018, compared to $21.2 million for the same period in 2017. The decrease in Distributable Cash Flow was due primarily to a decrease in equity-funded omnibus expenses and an increase in cash interest expense from additional borrowings to fund the Partnership’s recent acquisitions and an increase in the average rate on the Partnership’s credit facility borrowings, partially offset by incremental EBITDA generated by the Partnership’s Jet-Pep sites and synergies in general and administrative expenses. The Distribution Coverage Ratio was 1.11 times for the three months ended June 30, 2018 (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Liquidity and Capital Resources

As part of Circle K’s acquisition of Holiday, the FTC issued a decree in which nine sites were required to be divested to FTC approved third-party buyers. Since this is a forced divestiture of assets for the Partnership, Circle K has agreed to compensate CrossAmerica for an amount to be determined representing the difference between the value for the Upper Midwest sites and the proceeds of the sale to FTC approved third-party buyers. CrossAmerica anticipates Circle K’s payment to the Partnership will be made once the FTC has approved the proposed third-party buyers. This payment will be accounted for as a transaction between entities under common control and thus recorded as a contribution to partners’ capital. The Partnership currently anticipates FTC approval and the closing of the divestitures as well as the resulting payment by Circle K to occur in 2018.

As of August 2, 2018, after taking into consideration debt covenant constraints, approximately $83.9 million was available for future borrowings under the Partnership's revolving credit facility. In connection with future acquisitions, the revolving credit facility requires, among other things, that CrossAmerica have, after giving effect to such acquisition, at least, in the aggregate, $20 million of borrowing availability under the revolving credit facility and unrestricted cash on the balance sheet on the date of such acquisition.

Distributions

On July 13, 2018, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the second quarter of 2018. As previously announced, the distribution will be paid on August 13, 2018 to all unitholders of record as of August 6, 2018. The amount and timing of any future distributions is subject to the discretion of the Board (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Conference Call

The Partnership will host a conference call on August 7, 2018 at 9:00 a.m. Eastern Time to discuss second quarter 2018 earnings results. The conference call numbers are 877-615-4335 or 847-944-7271 and the passcode for both is 9222849#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to http://www.crossamericapartners.com/en-us/investors/eventsandpresentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 9222849#. An archive of the webcast will be available on the investor section of the CrossAmerica website at www.crossamericapartners.com/en-us/investors/eventsandpresentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating revenues(a)	$673,295	$528,789	$1,227,865	$998,075
Costs of sales(b)	629,323	487,167	1,143,942	919,007
Gross profit	43,972	41,622	83,923	79,068

Income from CST Fuel Supply equity interests	3,740	3,830	7,545	7,433
Operating expenses:
Operating expenses	15,691	16,222	32,033	31,482
General and administrative expenses	4,810	11,920	9,530	17,737
Depreciation, amortization and accretion expense	21,932	14,278	37,432	28,626
Total operating expenses	42,433	42,420	78,995	77,845
Loss on dispositions and lease terminations, net	(6,847)	(314)	(6,617)	(358)
Operating (loss) income	(1,568)	2,718	5,856	8,298
Other income (expense), net	89	127	183	245
Interest expense	(8,157)	(6,795)	(16,209)	(13,497)
Loss before income taxes	(9,636)	(3,950)	(10,170)	(4,954)
Income tax (benefit) expense	(2,698)	49	(2,425)	(2,652)
Net loss	(6,938)	(3,999)	(7,745)	(2,302)
Less: net loss attributable to noncontrolling interests	(3)	(6)	(5)	(5)
Net loss attributable to limited partners	(6,935)	(3,993)	(7,740)	(2,297)
IDR distributions	(133)	(1,055)	(1,313)	(2,047)
Net loss available to limited partners	$(7,068)	$(5,048)	$(9,053)	$(4,344)

Basic and diluted earnings per limited partner unit	$(0.21)	$(0.15)	$(0.26)	$(0.13)

Weighted-average limited partner units:
Basic common units	34,336,386	33,798,905	34,247,232	33,694,116
Diluted common units(c)	34,346,097	33,806,925	34,257,559	33,717,612

Distribution paid per common unit	$0.5250	$0.6175	$1.1525	$1.2300
Distribution declared (with respect to each respective period) per common unit	$0.5250	$0.6225	$1.0500	$1.2400
Supplemental information:
(a) Includes excise taxes of:	$25,450	$20,094	$49,808	$38,647
(a) Includes revenues from fuel sales to and rental income from related parties of:	124,550	104,759	228,071	198,976
(a) Includes rental income of:	21,461	22,005	43,182	43,446
(b) Includes rental expense of:	4,980	4,926	9,795	9,717
(c) Diluted common units were not used in the calculation of diluted earnings per common unit for the three and six months ended June 30, 2018 and 2017 because to do so would have been antidilutive.

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Gross profit:
Motor fuel–third party	$9,491	$9,037	$17,124	$16,902
Motor fuel–intersegment and related party	8,447	5,854	15,114	11,335
Motor fuel gross profit	17,938	14,891	32,238	28,237
Rent and other	15,537	16,696	31,916	32,666
Total gross profit	33,475	31,587	64,154	60,903
Income from CST Fuel Supply equity interests(a)	3,740	3,830	7,545	7,433
Operating expenses	(7,026)	(7,739)	(15,346)	(15,006)
Adjusted EBITDA(b)	$30,189	$27,678	$56,353	$53,330
Motor fuel distribution sites (end of period):(c)
Motor fuel–third party
Independent dealers(d)	373	390	373	390
Lessee dealers(e)	452	434	452	434
Total motor fuel distribution–third party sites	825	824	825	824
Motor fuel–intersegment and related party
DMS (related party)(f)	130	151	130	151
Circle K (related party)	43	43	43	43
Commission agents (Retail segment)(g)	176	82	176	82
Company operated retail sites (Retail segment)	71	71	71	71
Total motor fuel distribution–intersegment and related party sites	420	347	420	347
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	830	822	827	822
Motor fuel-intersegment and related party distribution	421	357	428	360
Total motor fuel distribution sites	1,251	1,179	1,255	1,182
Volume of gallons distributed (in thousands)
Third party	169,637	169,914	318,896	321,594
Intersegment and related party	102,763	96,597	203,012	183,337
Total volume of gallons distributed	272,400	266,511	521,908	504,931

Wholesale margin per gallon	$0.066	$0.056	$0.062	$0.056

(a)	Represents income from the Partnership’s equity interest in CST Fuel Supply.
(b)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures.”
(c)	In addition, as of June 30, 2018 and 2017, respectively, CrossAmerica distributed motor fuel to 13 and 14 sub-wholesalers who distributed to additional sites.
(d)	The decrease in the independent dealer site count was primarily attributable to the termination or non-renewal of fuel supply contracts, a significant number of which were low margin.
(e)	The increase in the lessee dealer site count was primarily attributable to converting sites operated by DMS and commission agents to lessee dealers.
(f)	The decrease in the DMS site count was primarily attributable to converting DMS sites to lessee dealer sites.
(g)

The increase in the commission agent site count was primarily due to the 101 commission sites acquired in the Jet-Pep Assets acquisition, partially offset by the conversion of commission sites to lessee dealer sites.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of retail sites and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Gross profit:
Motor fuel	$2,541	$2,076	$4,697	$3,239
Merchandise and services	6,434	6,789	12,176	12,550
Rent and other	1,588	1,156	3,061	2,370
Total gross profit	10,563	10,021	19,934	18,159
Operating expenses	(8,665)	(8,483)	(16,687)	(16,476)
Adjusted EBITDA(a)	$1,898	$1,538	$3,247	$1,683

Retail sites (end of period):
Commission agents(b)	176	82	176	82
Company operated retail sites	71	72	71	72
Total system sites at the end of the period	247	154	247	154

Total system operating statistics:
Average retail fuel sites during the period	248	163	249	166
Motor fuel sales (gallons per site per day)	2,402	2,734	2,349	2,573
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.047	$0.051	$0.044	$0.042

Commission agents statistics:
Average retail fuel sites during the period	177	91	178	94
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.017	$0.010	$0.015	$0.011

Company operated retail site statistics:
Average retail fuel sites during the period	71	72	71	72
Motor fuel gross profit per gallon, net of credit card fees	$0.109	$0.097	$0.105	$0.078
Merchandise and services gross profit percentage, net of credit card fees	24.6%	24.5%	25.0%	24.3%

(a)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures” below.
(b)

The increase in the commission agent site count was primarily driven by the 101 sites acquired in the November 2017 Jet-Pep Assets acquisition, partially offset by the conversion of commission sites in the Retail Segment to lessee dealer sites in the Wholesale Segment.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to the Partnership before deducting interest expense, income taxes, depreciation, amortization and accretion. Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and the Amended Omnibus Agreement, gains or losses on dispositions and lease terminations, certain acquisition related costs, such as legal and other professional fees and severance expenses associated with recently acquired companies, and certain other non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the CrossAmerica financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unit-holders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net loss available to limited partners	$(7,068)	$(5,048)	$(9,053)	$(4,344)
Interest expense	8,157	6,795	16,209	13,497
Income tax (benefit) expense	(2,698)	49	(2,425)	(2,652)
Depreciation, amortization and accretion	21,932	14,278	37,432	28,626
EBITDA	20,323	16,074	42,163	35,127
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement (a)	130	4,144	3,473	8,310
Loss on dispositions and lease terminations, net (b)	6,847	314	6,617	358
Acquisition-related costs (c)	918	7,236	1,974	7,709
Adjusted EBITDA	28,218	27,768	54,227	51,504
Cash interest expense	(7,664)	(6,488)	(15,288)	(12,645)
Sustaining capital expenditures (d)	(637)	(358)	(1,427)	(722)
Current income tax benefit (expense)	38	239	(886)	(120)
Distributable Cash Flow	$19,955	$21,161	$36,626	$38,017
Weighted average diluted common units	34,346	33,807	34,258	33,718
Distributions paid per limited partner unit (e)	$0.5250	$0.6175	$1.1525	$1.2300
Distribution Coverage Ratio (f)	1.11x	1.01x	0.93x	0.92x

(a)

As approved by the independent conflicts committee of the Board, the Partnership, CST and Circle K mutually agreed to settle certain amounts due under the terms of the Amended Omnibus Agreement in limited partner units of the Partnership.

(b)

In June 2018, the Partnership executed master fuel supply and master lease agreements with a third party multi-site operator of retail motor fuel stations, to which CrossAmerica will transition 43 sites in Florida from DMS in the third and fourth quarters of 2018. The master fuel supply and master lease agreements have an initial 10-year term with four 5-year renewal options. During the second quarter of 2018, in connection with this transition, CrossAmerica accrued a $3.8 million contract termination payment expected to be paid in cash to DMS during the third quarter of 2018. Additionally, the Partnership recorded a $2.2 million charge to write off deferred rent income related to the recapture of these sites from the master lease agreement with DMS.

(c)	Relates to certain acquisition related costs, such as legal and other professional fees, severance expenses and purchase accounting adjustments associated with recently acquired businesses.
(d)

Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica’s long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(e)

On July 13, 2018, the Board approved a quarterly distribution of $0.5250 per unit attributable to the second quarter of 2018. The distribution will be paid on August 13, 2018 to all unitholders of record on August 6, 2018.

(f)

The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit.

The following table reconciles the segment Adjusted EBITDA to Consolidated Adjusted EBITDA presented in the table above (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Adjusted EBITDA - Wholesale segment	$30,189	$27,678	$56,353	$53,330
Adjusted EBITDA - Retail segment	1,898	1,538	3,247	1,683
Adjusted EBITDA - Total segment	$32,087	$29,216	$59,600	$55,013
Reconciling items:
Elimination of intersegment profit in ending inventory balance	(66)	14	(165)	6
General and administrative expenses	(4,810)	(11,920)	(9,530)	(17,737)
Other income (expense), net	89	127	183	245
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement	130	4,144	3,473	8,310
Acquisition-related costs	918	7,236	1,974	7,709
Net loss attributable to noncontrolling interests	3	6	5	5
IDR distributions	(133)	(1,055)	(1,313)	(2,047)
Consolidated Adjusted EBITDA	$28,218	$27,768	$54,227	$51,504

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of Alimentation Couche-Tard Inc. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,300 locations and owns or leases approximately 900 sites. With a geographic footprint covering 32 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations:      Randy Palmer, Director – Investor Relations, 210-692-2160

Safe Harbor Statement

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on the CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.